SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 18, 2018 (June 12, 2018)

NATION ENERGY INC.

(Exact name of registrant as specified in its charter)

Wyoming	000-30193	59-2887569
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

RPO Box 60610

Granville Park, Vancouver, BC V6H 4B9 Canada

(Address of principal executive offices)

604-331-3399

(Registrant’s Telephone Number)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On June 12, 2018, the board of directors (the “Board”) of the Company appointed (i) Michael Caetano as Chairman, Chief Executive Officer and President of the Company and (ii) Carmen (Tony) Lotito as Chief Financial Officer and Secretary of the Company. Mr. Caetano and Mr. Lotito each will serve in such positions until he resigns or his successor is duly appointed. The Board also determined not to appoint anyone as Chief Operating Officer of the Company.

Michael Caetano, 45, Chairman of the Board, Chief Executive Officer and President

From 2017 to present, Mr. Caetano has served as Chairman, Chief Executive Officer and President of the Company.

Since 2009, Mr. Caetano has been involved in the oil and gas industry, helping companies restructure, raise capital and manage day-to-day operations to establish company growth, including Open Bay Inc. and Big Lake Energy Ltd.  Since July 2017, Mr. Caetano has been a Director and the COO of Fortem Resources Inc. From August 2013 to July 2017, he was a Director and the CEO of Fortem Resources Inc.

From January 2008 to 2014, Mr. Caetano was a senior executive of Skyline Custom Homes Corporation and was accountable for procurement and deployment of multiple real estate development projects, as well as responsible for the design, development and implementation of various stages of residential and commercial construction developments.

During the period from 2008 to 2011, Mr. Caetano was President of a Venture Capital Company, Global Asset Management and was responsible for directing Private and Public companies in achieving all aspects of strategy, development and growth. This involved strategic tasks such as procurement, development and execution of investment analysis, investment fund deployment with a focus on return on investment, client relationships, managing and fostering co-operative relationships with clients and employees.

Mr. Caetano graduated in 1995 from Seneca College with a Diploma in Fine Arts & Technology, specializing in the Business Administration – Entrepreneurship and Small Business Program.

Carmen (Tony) Lotito, 74, Chief Financial Officer and Secretary

From 2017 to present, Mr. Lotito has served as the Company’s Secretary. From 2017 to 2018, Mr. Lotito served as the Company’s Chief Operating Officer.

Mr. Lotito has served as a consultant to Paltar Petroleum Limited from June 2011 to the present. Paltar Petroleum owns approximately 85 percent of the outstanding common stock of the Company. Mr. Lotito also served as a member of the Board of Directors and/or a member of the Audit and Compensation Committees of Petrohunter Energy Corporation from inception February 2006 to November 2016.

Mr. Lotito served as a member of the Board of Directors of Sweetpea Petroleum Pty Ltd (a Petrohunter Energy Corporation wholly-owned Australian subsidiary) from November 2005 to December 2014. Mr. Lotito served as the Chief Financial Officer of Petrohunter Energy Corporation from February 2006 through October 2007 and as its Executive Vice President of Business Development from October 2007 through June 2009.  Mr. Lotito served as Chief Financial Officer of GSL Energy Inc. from April 2005 to January 2006.

Mr. Lotito served as a consultant and Executive Vice President of Business Development of Falcon Oil & Gas Ltd from April 1, 2005 to December 2010. During that time, he also served as a vice president and/or member of the Board of Directors of the following Falcon Oil & Gas Ltd operating subsidiaries:  Falcon Oil & Gas USA, Inc, a Colorado Company, TXM Oil and Gas Exploration Kft., a Hungarian limited liability company doing business as TXM Energy, LLC, TXM Marketing Trading & Service, LLC, a Hungarian limited liability company, FOG-TXM Kft., a Hungarian limited liability company, JVX Energy S.R. L., a Romanian limited liability company, and Falcon Oil & Gas Australia Pty. Ltd from April 1, 2005 to December 2010.

Mr. Lotito served as a consultant and a member of the Board of Directors of Gasco Energy, Inc., including Chairman of the Audit and Compensation Committees, from November 1999 to April 2011. He served as Chief Financial Officer and a Director of Galaxy Energy Corporation and its subsidiary Dolphin Energy Corporation from April 2004 to March 2005.

Mr. Lotito was employed by Pannell, Kerr Forester, a national public accounting firm from March 1965 to June 1975 as a senior accountant in audit and SEC accounting practice. Mr. Lotito earned a B.S degree in business and accounting from the Marshall School of Business at the University of Southern California in1967.

Mr. Lotito and Nation’s subsidiary Nation Energy (Australia) Pty Ltd. currently have a compensation arrangement whereby Mr. Lotito provides operational and management services for $20,000 per month, on a month-to-month agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 18, 2018	Nation Energy Inc.

	By:	/s/ Michael Caetano
Michael Caetano
Chief Executive Officer